Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this             , 2010 (the “Effective Date”), by and between iSoftStone Holdings Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company” and, together with all of its direct or indirect subsidiaries and Affiliates, collectively referred to as the “Company Group”), and             , an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. The Executive agrees to commence active employment with the Company on or before (the first day of such employment is referred to as the “Employment Commencement Date”).

1.2	Duties. During the Period of Employment, the Executive shall serve the Company as its and shall have such powers, authorities, duties and obligations consistent with such position as the Company’s Board of Directors (the “Board”) shall determine from time to time. Notwithstanding the foregoing, the Executive and the Company acknowledge and agree that the Company, in its sole discretion, may change the legal employer of the Executive to any other member of the Company Group (including the Company or the Purchaser) and may change the Executive’s job title, provided that Executive’s duties and responsibilities remain substantially the same after any such change. The Executive shall be subject to such directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report solely to the Board and/or any persons duly designated by the Board.

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1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties described in Section 1.2 above, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment other than employment for the Company Group. The Executive’s service on the boards of directors (or similar body) of other business entities (other than the Company Group) is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines in writing that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company Group or that any business related to such service is then in competition with any business of the Company Group or any of their successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Location. The Executive acknowledges that the Company’s principal executive offices are currently located in Beijing, the People’s Republic of China. The Executive’s principal place of employment shall be the Company’s principal executive offices. The Executive agrees that he will be regularly present at the Company’s principal executive offices. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company (or such other member of the Company Group, as the case may be).

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2.

Period of Employment. The “Period of Employment” shall be a period of two (2) years commencing on the Employment Commencement Date and ending at the close of business on the second (2nd) anniversary of the Employment Commencement Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives notice, in writing and delivered in accordance with Section 18, at least thirty (30) days prior to the expiration of this Agreement and the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Agreement or modify its terms. The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Constructive Termination” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1	Base Salary. The Executive’s base salary (the “Base Salary”) during the Period of Employment shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of . The Company will review the Executive’s Base Salary periodically.

3.2	Incentive Bonus. During the Period of Employment, the Executive shall be eligible to participate in periodic incentive bonuses under any incentive program applicable to executive officers of the Company and approved by the Board (the “Incentive Bonus”). Except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company through the last day of the period to which an Incentive Bonus relates in order to be eligible for an Incentive Bonus (or portion thereof) with respect to that period (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to such period). Any Incentive Bonus will be paid, subject to applicable tax withholding, as soon as practicable after the end of the period to which such bonus relates and, if the Executive is a U.S. person, in all events not later than March 15 of the year that follows the year in which such period ends.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

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4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals; provided that the Executive’s rate of vacation accrual during the Period of Employment shall be no less than [ ] weeks per year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) with no less than thirty (30) days advance notice to the Executive (delivered with accordance with Section 18), without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5).

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance notice to the Company (delivered in accordance with Section 18); provided, however, that in the case of a Constructive Termination (as such term is defined in Section 5.5), the Executive may provide immediate written notice if the Company fails to, or cannot, reasonably cure the event that gives rise to the Constructive Termination.

5.3	Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b) If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 5.5), the Executive shall be entitled to the following benefits:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to [    ] percent ([    ]%) of the Executive’s annualized Base Salary (as in effect immediately prior to the termination of the Executive’s employment). Such amount is referred to hereinafter as the “Severance Benefit.” The Company shall pay the Severance Benefit to the Executive in equal installments on a bi-weekly basis over a period of twelve (12) months following the Severance Date (the “Severance Period”).

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(ii) The Company shall continue to make available to the Executive and the Executive’s spouse and dependents covered under any group health plans of the Company on the Severance Date, all group health insurance plans in which Executive or such spouse or dependents participate on the Severance Date at the same cost to the Executive as the Executive paid for such benefits prior to such date. To the extent that the Company cannot continue to provide such benefits, it will pay the Executive an amount that would be sufficient to enable the Executive to purchase substantially the same level of such benefits from a third party at the same cost to the Executive as the Executive paid for such benefits immediately prior to the Severance Date. Notwithstanding the foregoing, the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall commence with continuation coverage for the month following the month in which the Severance Date occurs and shall cease with continuation coverage for the twelfth month following the month in which the Severance Date occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees).

(c) If a Change of Control (as such term is defined in Section 5.5) occurs at any time during the Period of Employment, and on or within six months following such Change of Control the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 5.5), then the vesting of each outstanding option, restricted stock award or other stock-based award granted by the Company to the Executive shall be automatically accelerated so that such award shall be vested in full as of the date of such Involuntary Termination.

(d) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay or provide, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount or benefit contemplated by Section 5.3(b)(ii) or 5.3(c); provided that, if the Executive provides the release contemplated by Section 5.4, the Executive be entitled to benefits pursuant to Section 5.3(b) or 5.3(c), as applicable, of no less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4.

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(e) The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act (if applicable) to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company (and in all events within twenty-one (21) days after his last day of employment with the Company), provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

(c) In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5	Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

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(ii) any Incentive Bonus payable pursuant to Section 3.2 with respect to any period in the Period of Employment that is completed prior to the Severance Date to the extent such bonus is earned by but not previously paid to the Executive; and

(iii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b) As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a crime which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, or (iv) continued violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has violated his obligations to the Company.

(d) As used herein, “Change of Control” shall mean the first to occur of any of the following events after the Effective Date:

(i) Approval by shareholders of the Company (or, if no shareholder approval is required, by the Board alone) of the dissolution or liquidation of the Company, other than in the context of a Business Combination that does not constitute a Change in Control Event under paragraph (iii) below;

(ii) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), referred to herein as a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding ordinary shares of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (ii), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or its Affiliates or a successor, (D) any acquisition by any entity pursuant to a Business Combination (as defined herein), (E) any acquisition by a Person described in and satisfying the conditions of Rule 13d-1(b) promulgated under the Exchange Act, or (F) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Effective Date (or an Affiliate, heir, descendant, or related party of or to such Person); or

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(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries), and (2) no Person (excluding any individual or entity described in clauses (C), (E) or (F) of paragraph (ii) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination;

provided, however, that a transaction shall not constitute a Change of Control if it is in connection with the underwritten public offering of the securities of the Company.

(e) As used herein, “Constructive Termination” shall mean a resignation by the Executive after the occurrence of any of the following (without the Executive’s express written consent): (i) a material reduction of the Executive’s duties, authorities or responsibilities relative to the Executive’s duties, authorities or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such duties, authorities and responsibilities, unless the Executive is provided with substantially comparable duties, authorities and responsibilities; (ii) (ii) a material reduction by the Company of the Executive’s Base Salary or Incentive Bonus opportunity as in effect immediately prior to such reduction; (iii) the relocation of the Executive to a facility or a location more than fifty (50) miles from his current location or (iv) a material breach by the Company of this Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for Constructive Termination unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for Constructive Termination within thirty (30) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a Constructive Termination unless such termination occurs not more than ninety (90) days following the initial existence of the condition claimed to constitute grounds for Constructive Termination.

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(f) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

(g) As used herein, “Involuntary Termination” shall mean a Constructive Termination or a termination of the Executive by the Company without Cause. For purposes of clarity, the term Involuntary Termination does not include a termination of the Executive’s employment due to the Executive’s death or Disability.

(h) As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

5.6.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

6.	Confidentiality; Inventions; Non-Competition; Non-Solicitation.

6.1	Confidential Information.

(a) Company Information. The Executive hereby agrees at all times during the term of his or her employment and after termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company Group, its affiliates, their clients, customers or partners, and the Company Group’s licensors, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Company Group on whom the Executive called or with whom the Executive became acquainted during the term of his or her employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, licensors, licensees, distributors and other persons with whom the Company Group does business, information regarding the skills and compensation of other employees of the Company Group or other business information disclosed to the Executive by or obtained by the Executive from the Company Group, its affiliates, or their clients, customers or partners either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.

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(b) Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his or her work or using the facilities of the Company Group are property of the Company Group and subject to inspection by the Company Group, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his or her work with the Company and will provide written certification of his or her compliance with this Agreement. Under no circumstances will the Executive have, following his or her termination, in his or her possession any property of the Company Group, or any documents or materials or copies thereof containing any Confidential Information. In the event of the termination of the Executive’s employment, the Executive hereby agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

(c) Former Employer Information. The Executive hereby agrees that he or she will not, during his or her employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he or she will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. The Executive hereby agrees to indemnify the Company Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use by the Company Group of such proprietary information or trade secrets improperly used or disclosed by the Executive.

(d) Third Party Information. The Executive recognizes that the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive hereby agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his or her work for the Company consistent with the Company Group’s agreement with such third party.

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6.2	Inventions.

(a) Inventions Retained and Licensed. The Executive has attached hereto, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, trade secrets, and IC layout designs/mask works which were made by the Executive prior to his or her employment with the Company which belong to the Executive, which relate to the Company Group’s proposed or current business, products or research and development, and which are not assigned to any member of the Company Group hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, the Executive hereby represents that there are no such Prior Inventions. The Executive hereby agrees that he or she will not incorporate any Prior Inventions into any products, processes or machines of the Company Group; provided, however, that if in the course of the Executive’s employment with the Company, he or she incorporates into a product, process or machine of the Company Group a Prior Invention owned by the Executive or in which he or she has an interest, the Executive hereby represents that he or she has all necessary rights, powers and authorization to use such Prior Invention in the manner it is used and such use will not infringe any right of any company, entity or person and, in such a circumstance, each member of the Company Group is hereby granted and shall have a nonexclusive, royalty-free, sublicensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine. The Executive hereby agrees to indemnify the Company Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use, sublicensing, modification, transfer, or sale by the Company Group of such Prior Invention.

(b) Assignment of Inventions. The Executive hereby agrees that he or she will promptly make full written disclosure to the Company and the Company Group, will hold in trust for the sole right and benefit of the Company and the Company Group, and hereby assign to the Company and the Company Group, or their respective designee, all of his or her right, title, and interest in and to any and all inventions, ideas, information, designs, original works of authorship, processes, formulas, computer software programs, databases, mask works, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under patent, copyright, circuit layout design or similar laws in China or anywhere else in the world, which he or she may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, during the period of time he or she is in the employ of the Company (whether or not during business hours) that are either related to the scope of his or her employment with the Company or make use, in any manner, of the resources of the Company Group (collectively referred to as “Inventions”). The Executive hereby acknowledges that the Company or the Company Group shall be the sole owner of all rights, title and interest in the Inventions created hereunder. In the event the foregoing assignment of Inventions to the Company or the Company Group is ineffective for any reason, each member of the Company Group is hereby granted and shall have a royalty-free, sublicensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Inventions as part of or in connection with any product, process or machine. Such exclusive license shall continue in effect for the maximum term as may now or hereafter be permissible under applicable law. Upon expiration, such license, without further consent or action on the Executive’s part, shall automatically be renewed for the maximum term as is then permissible under applicable law, unless, within the six-month period prior to such expiration, the Company and the Executive have agreed that such license will not be renewed. The Executive also hereby forever waives and agrees never to assert any and all rights he or she may have in or with respect to any Inventions even after termination of his or her employment with the Company. The Executive hereby further acknowledges that all Inventions created by him or her (solely or jointly with others) are, to the extent permitted by applicable law, “works made for hire” or “inventions made for hire,” as those terms and correlative terms are defined under applicable law, and all titles, rights and interests in or to such Inventions are or shall be vested in the Company.

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(c) Remuneration. The Executive hereby agrees that the remuneration received by the Executive pursuant to this Agreement with the Company includes any bonuses or remuneration which the Executive may be entitled to under applicable law for any “works made for hire,” “inventions made for hire” or other Inventions assigned to the Company pursuant to this Agreement.

(d) Maintenance of Records. The Executive hereby agrees to keep and maintain adequate and current written records of all Inventions. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. The Executive hereby agrees to assist the Company, or its respective designees, at the expense of the Company, in every proper way to secure the Company’s rights in the Inventions in any and all countries, to further evidence, record and perfect any grant or assignment by the Executive of the Inventions hereunder and to perfect, obtain, maintain, enforce and defend any rights so granted or assigned, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions. The Executive hereby further agrees that his or her obligations to execute or cause to be executed, when it is in his or her power to do so, any such instrument or papers shall continue after the termination of this Agreement. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by the Executive.

- 12 -	Employment Agreement

6.3	Conflicting Employment. The Executive hereby agrees that, during the term of his or her employment with any member of the Company Group, he or she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company Group is now involved or becomes involved during the term of the Executive’s employment, nor will the Executive engage in any other activities that conflict with his or her obligations to the Company Group without the prior written consent of the Company.

6.4	Non-Competition.

(a) The Executive hereby agrees that during the course of his or her employment and for a period of two (2) years immediately following the termination of his or her relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or his or herself, with or without notice, the Executive will not, without the prior written consent of the Company, (A)(i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for, or lend his or her name (or any part, variant or formative thereof), (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate himself or herself with, any business, in competition with or otherwise similar to the business of the Company Group, (B) deal, directly or indirectly, in a competitive manner with any customers doing business with the Company Group, or (C) transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), or in any other way dispose of any equity interest in the Company Group beneficially owned by the Executive, as the case may be, to any person which is competitive with any significant aspect of the business of the Company Group. The foregoing covenant shall cover the Executive’s activities in every part of the Territory in which he or she may conduct business during the term of such covenant as set forth above. “Territory” shall mean (i) the People’s Republic of China (for the avoidance of doubt, including Hong Kong, Macau and the island of Taiwan), (ii) Singapore, (iii) the United States of America, and (iv) all other countries of the world; provided that, with respect to clauses (iii) and (iv) of this Section 6.4(a), the Company derives at least five percent (5%) of its gross revenues from such geographic area prior to the date of the termination of the Executive’s relationship with the Company.

(b) The Executive hereby acknowledges that he or she will derive significant value from the Company’s agreement to provide him or her with that Confidential Information of the Company Group to enable him or her to optimize the performance of his or her duties for the Company. The Executive hereby further acknowledges that his or her fulfillment of the obligations contained in this Agreement, including, but not limited to, his or her obligation neither to disclose nor to use the Confidential Information of the Company Group other than for the Company Group’s exclusive benefit and his or her obligation not to compete contained in subsection (a) above, is necessary to protect the Confidential Information of the Company Group and, consequently, to preserve the value and goodwill of the Company Group. The Executive hereby further acknowledges the time, geographic and scope limitations of his or her obligations under subsection (a) above are reasonable, especially in light of the Company Group’s desire to protect their Confidential Information, and that the Executive will not be precluded from gainful employment if he or she is obligated not to compete with the Company Group during the period and within the Territory as described above.

- 13 -	Employment Agreement

(c) The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any arbitration proceeding, the arbitration panel refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(d) The Executive hereby further agrees that, if so expressly required by the applicable laws, he or she will be compensated by the Company in the total amount equal to the minimum amount of compensation required by applicable law (hereinafter referred to as the “Non-Compete Compensation”) upon the termination of his or her employment with the Company for the covenants that the Executive makes in this Section 6.4. The Non-Compete Compensation (if any) will be paid by four installments, of which the first installment equal to 1/4 of the total amount of the Non-Compete Compensation will be paid within three months after the employment is terminated and each of the other three installments equal to 1/4 of the total amount of the Non-Compete Compensation will be paid per three months thereafter.

6.5	Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to his or her new employer about his or her rights and obligations under this Agreement.

6.6	Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of two (2) years after the Severance Date, the Executive will not directly or indirectly through any other Person induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

6.7	Non-Interference with Customers. During the Period of Employment and for a period of two (2) years after the Severance Date, the Executive will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

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6.8	Cooperation. Following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and its Affiliates in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any Affiliates with respect to matters relating to the Executive’s employment with or service as a member of the Board or the board of directors of any Affiliate (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when the Executive was employed by the Company or any Affiliate (“Audit”). The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company or any Affiliate (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any Affiliate to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any Affiliate pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any Affiliate, in a form and within a time frame requested by the Board, with respect to the Company’s or any Affiliate’s opening balance sheet valuation of intangibles and financial statements for the period in which the Executive was employed by the Company or any Affiliate; and (v) turning over to the Company or any Affiliate any documents relevant to any Litigation or Audit that are or may come into the Executive’s possession.

6.9	Understanding of Covenants. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Territory, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

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6.10	Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

6.11	Representations. The Executive hereby agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to his or her employment by the Company. The Executive has not entered into, and hereby agrees that he or she will not enter into, any oral or written agreement in conflict with this Section 6.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company (or such other member of the Company Group, as the case may be) may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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8.	Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

12.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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13.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, any offer letter or previous employment agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Waiver of Jury Trial.

(a) In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, the Executive and the Company, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Hong Kong, before a sole arbitrator (the “Arbitrator”). If the parties hereto cannot agree on the nomination of an arbitrator, the appointment shall be made by the Hong Kong International Arbitration Centre (the “Centre”). The arbitrator shall decide any dispute submitted by the parties strictly in accordance with the substantive law of the State of New York of the United States and shall not apply any other substantive law. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The costs of any arbitration shall be borne by the losing party or parties, unless otherwise determined by the arbitrator.

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(b) Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by any federal or state court located in the city of New York, New York having jurisdiction over the parties and the subject matter. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(c) This Section 16 shall not be construed to limit (1) the Company’s right to obtain relief or to defend itself against claims by third parties and in connection therewith the Company shall not be requested first to arbitrate such matter or controversy hereunder or to post a bond, or (2) the Company’s right to take any action required by any federal, state or foreign governmental or regulatory authority or which the Company deems necessary for the safety and soundness of the Company and/or the Company’s compliance with applicable laws and regulations.

17.	Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

18.	Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by internationally recognized courier with next-day or second-day delivery. Any notice shall be duly addressed to the parties as follows:

(i) if to the Company:

    Address: International Software Plaza, Bldg 9 Zhongguancun Software Park, No. 8 West Dongbeiwang Road, Haidian District. Beijing 100193

Attention:	Deborah Lv
Tel:	8610-5874-9000
Fax:	8610-5874-9001

(ii) if to the Executive:

Address:
Tel:

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(b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or three (3) business days after being sent in accordance with the foregoing.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.	Section 409A; Section 457A.

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

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(b) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s “separation from service” (within the meaning of Code Section 409A), the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) until the earlier of (i) the date which is six (6) months after his or her separation from service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 21(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 21(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c) To the extent that any benefits reimbursements pursuant to Section 4.2 or 5.3(b)(ii) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

(d) It is intended that any amounts payable under this Agreement shall not be subject to tax by operation of Section 457A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 457A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 457A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 457A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

iSoftStone Holdings Limited

By:

Name:	Tianwen Liu
Title:	Chairman of the Board and Chief Executive
Officer

-S-1-	Employment Agreement

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“EXECUTIVE”

Name:

-S-2-	Employment Agreement

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any Confidential Information belonging to iSoftStone Holdings Limited (the “Company”), its subsidiaries, affiliates, successors or assigns (together, the “Company Group”). For purposes of this Termination Certificate, the term “Confidential Information” shall have the meaning assigned thereto in my Employment Agreement with the Company, dated on or about              2010 (the “Agreement”).

I further certify that I have complied with all the terms of the Agreement signed by me, including all of the provisions of Section 6 of the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Confidential Information.

I further agree that for two (2) years from this date, I will not either directly or indirectly solicit, induce, recruit or encourage any employees of the Company or the Company Group to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company or the Company Group and/or any suppliers, customers or consultants of the Company or the Company Group, either for myself or for any other person or entity.

Date:

-A-1-	Employment Agreement

EXHIBIT B

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description

No inventions or improvements Additional Sheets Attached Signature of Employee: Print Name of Employee: Date:

-B-1-	Employment Agreement